                                                                                                             Exhibit 11
                                 VIDEONICS, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)


                                            Quarter Ended    Six Months Ended
                                               June 30,          June 30,
                                             -----------        -----------
                                             1996     1995     1996     1995
                                             ----     ----     ----     ----

Net income .............................   $  212   $1,361   $  661   $2,550
                                           ======   ======   ======   ======

      Weighted average number
       of common shares outstanding ....    5,606    5,351    5,587    5,351

      Adjustments for options calculated
       under the treasury stock method .      340      412      336      413

      Weighted average common and
       equivalent shares outstanding ...    5,946    5,763    5,923    5,764
                                           ======   ======   ======   ======

Net income per share ...................   $ 0.04   $ 0.24   $ 0.11   $ 0.44
                                           ======   ======   ======   ======



(1)There is no difference between primary and fully diluted net income per share.